Exhibit 99.1

FOR IMMEDIATE RELEASE

Contact: Diane Spiers or Lauren Clinton
(609) 340.4203

Tropicana Entertainment and Trump Taj Mahal Associates Enter

into Management Agreement for Trump Taj Mahal

ATLANTIC CITY, NJ (March 2, 2016) — Tropicana Entertainment Inc. (“Tropicana”) and Trump Taj Mahal Associates, LLC (“TTMA”) announced today that on March 1, 2016 they entered into a management agreement pursuant to which a wholly-owned subsidiary of Tropicana will manage the Trump Taj Mahal Casino Hotel (“Taj Mahal”) and provide consulting services relating to the former Plaza Hotel and Casino in Atlantic City, New Jersey.  Both the Tropicana and TTMA are subsidiaries of Icahn Enterprises LP (Nasdaq: IEP).

“We are pleased to make this announcement today and are excited to take on a management role at the Taj Mahal”, said Tony Rodio, President and Chief Executive Officer of Tropicana.  “The Taj Mahal is an outstanding property with many amenities and enormous potential.  We look forward to leveraging all that the Taj Mahal has to offer and to restoring the property to one of prominence in the Atlantic City market”, said Mr. Rodio.

Carl C. Icahn, Chairman of the Board of Icahn Enterprises, commented: “Several years ago, despite the many problems in Atlantic City and when no one else was willing to invest, we saved the Tropicana because we believed in the future of Atlantic City.  Today, under Tony Rodio’s leadership, Tropicana has turned around and become one of Atlantic City’s few success stories.  Over the last year and a half, when no one else has been willing to invest any capital in the Taj, we stepped forward and were the only investors willing to take a risk and bet on the future success of the Taj.  We are very pleased that the Taj has finally emerged from bankruptcy and believe that under Tropicana’s management the Taj will emerge as another Atlantic City success story provided that casinos are not built in North Jersey.  Although I had planned to invest up to $100 million in the Taj (just as I previously made substantial investments in the Tropicana), obviously it would not be judicious to proceed with those investments while gaming in North Jersey remains an open issue.  We will have to wait to see the outcome of those proposals.”

With respect to the future of Atlantic City, Mr. Icahn further commented: “Atlantic City has great potential to once again become a major tourist destination — but only if everyone believes in and takes steps towards that goal.  Unfortunately it appears that certain political leaders are lining up against Atlantic City because of their personal ambitions.  They are FOR gaming in North Jersey, which as everyone knows would destroy thousands of jobs in Atlantic City and South Jersey.  It would result in even more home foreclosures and further devastate an already devastated region, as well as mortally wounding Atlantic City’s great potential as a resort. It would also obliterate the hope for job growth, not only in AC but also the Jersey Shore and South Jersey.  When money was invested in Atlantic City, the politicians repeatedly assured that they were committed to Atlantic City’s future and that casinos would not be permitted in North Jersey.  Based on these assurances, hundreds of millions of dollars were invested in Atlantic City. If these assurances are now broken and Atlantic City is abandoned by politicians in favor of North Jersey gaming, why would anyone ever invest in the great state of New Jersey knowing that the assurances of political leaders in New Jersey mean nothing.”

The Management Agreement is subject to New Jersey gaming regulatory approvals and licensing of the Tropicana management subsidiary, which the parties expect to be received by mid-April 2016.

About Tropicana Entertainment

Tropicana Entertainment Inc. (OTCQB: TPCA) is a publicly traded company that, through its subsidiaries, owns and operates eight casinos and resorts in Indiana, Louisiana, Mississippi, Nevada, Missouri, New Jersey and Aruba. Tropicana properties collectively have approximately 5,526 hotel rooms, 8,075 slot positions and 277 table games. The company is based in Las Vegas, Nevada and is a majority —owned subsidiary of Icahn Enterprises, L.P. (NASDAQ: IEP).

About Trump Taj Mahal

Trump Entertainment Resorts, Inc. owns and operates Trump Taj Mahal Casino Resort, located on the Boardwalk in Atlantic City, New Jersey, with approximately 2,500 slot machines, 130 table games and over 2,000 hotel rooms.

Cautionary Note Regarding Forward-Looking Statements: This press release contains statements relating to the Tropicana’s plans, objectives, expectations and intentions, events and plans that are forward-looking statements. Such statements include, without limitation, statements regarding the anticipated benefits of entering into a management agreement to manage the Trump Taj Mahal, our plans regarding the management and operation of the Taj Mahal and the anticipated results of such plans, and our expectations on the receipt or timing of any required regulatory approvals. These forward-looking statements are based upon assumptions made by Tropicana as of the date of this press release and are subject to known and unknown risks and uncertainties that could cause actual results to differ materially from those anticipated. Such risks and uncertainties include, without limitation, risks relating to Tropicana’s ability to successfully management the Trump Taj Mahal, legal and regulatory requirements including, but not limited to receipt of required approvals, and the additional risk factors described in Tropicana’s filings with the Securities and Exchange Commission. Tropicana expressly disclaims any duty to provide updates to any forward-looking statements made in this press release, whether as a result of new information, future events or otherwise.